Exhibit 99.1

NeoPharm, Inc. Announces Voluntary Delisting from NASDAQ and Deregistration of Common Stock

LAKE BLUFF, Ill.--(BUSINESS WIRE)--January 23, 2009--NeoPharm, Inc. (NASDAQ: NEOL) today announced that it has given formal notice to the NASDAQ Stock Market of the Company’s intention to voluntarily delist its common stock from The NASDAQ Capital Market. NeoPharm currently anticipates that it will file with the Securities and Exchange Commission (“SEC”) and NASDAQ a Form 25 relating to the delisting of its common stock on or about February 2, 2009, with the delisting of its common stock taking effect no earlier than ten days thereafter. As a result, NeoPharm expects that the last day of trading of its common stock on The NASDAQ Stock Market will be on or about February 12, 2009.

Following the delisting, NeoPharm anticipates that its common stock will be quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s stock. However, the Company can give no assurance that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium. NeoPharm is committed to providing as much transparency as is beneficial and warranted under those conditions.

Laurence P. Birch, President and Chief Executive Officer of NeoPharm stated, “After careful analysis, the Board concluded that the costs of public company compliance, coupled with the lost productivity resulting from management’s compliance activities, significantly outweigh the benefits of remaining listed at this time. While we did not take this decision lightly, our actions will allow the Company to conserve cash and reallocate those resources more appropriately to development of our novel technologies.”

Mr. Birch continued, “We continue to believe that the intellectual property NeoPharm has created to date holds significant therapeutic value for patients suffering from various forms of cancer and pulmonary fibrosis. To that end, our commitment to progress the drug candidates within our portfolio to their next signal events has not changed.”

The Company expects that it will also file on or about February 12, 2009 a Form 15 with the SEC, which will result in the voluntary deregistration of the Company’s common stock and immediate suspension of the Company’s obligation to file periodic reports under the Securities and Exchange Act of 1934, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Proxy Statements. The deregistration itself is expected to be made effective by the SEC within 90 days of the filing of the Form 15.

As disclosed previously, the Company does not comply with Marketplace Rule 4310(c)(4), which is currently suspended but which would otherwise require that the Company evidence a minimum closing bid price of $1.00 per share. The Company is not currently subject to delisting due to the deficiency as a result of NASDAQ’s decision to temporarily suspend for all companies currently listed on any NASDAQ market, the bid price and market value requirements for continued listing on such NASDAQ markets, given the recent extraordinary market conditions.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information can be obtained by visiting NeoPharm’s web site at www.neopharm.com.

Forward Looking Statements - This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements here or on the Company’s website relating to the Company’s future trading on the Pink Sheets, strategic review of projects and operations, the Company's drug development programs, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the ability to trade the Company’s common stock following a delisting from the NASDAQ Capital Market difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company's drug compounds, the Company's financial guidance and projections, the Company's ability to evaluate the strategic alternatives available to the Company and to conserve its cash resources, the ability of the Company to procure additional future sources of financing, uncertainty regarding the Company's ability to market its drug products, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release, and in the Company's most recent annual report on Form 10-K for the calendar year ended December 31, 2007, as the same have been subsequently updated by the Company in its quarterly reports on Form 10-Q. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

CONTACT:
NeoPharm, Inc.
Laurence P. Birch
President & CEO
847-887-0800
lbirch@neopharm.com